Exhibit 99.2

CinCor Pharma Announces Publication in the New England Journal of Medicine of Phase 2 BrigHtn Data on Selective Aldosterone Synthase Inhibitor Baxdrostat in Treatment-Resistant Hypertension

Clinically significant and dose-dependent reduction in blood pressure with baxdrostat

Highly selective mechanism of action with no meaningful impact on cortisol supports first-in-class potential

Potential treatment for the 10-12 million patients in the US alone with treatment-resistant hypertension

WALTHAM, MA, November 7, 2022 (GLOBE NEWSWIRE) -- CinCor Pharma, Inc. (“CinCor”) announced that detailed results from the Phase 2 BrigHtn trial evaluating the safety and efficacy of baxdrostat in treatment-resistant hypertension were published online today in the New England Journal of Medicine. Baxdrostat is a highly selective, once daily oral small molecule inhibitor of aldosterone synthase.

“Publication of the Phase 2 BrigHtn data in the world-renowned New England Journal of Medicine highlights to the medical community that resistant hypertension is an important unmet need with inadequate treatment options that fail to bring blood pressure under control,” said Mason Freeman, M.D, Chief Medical Officer at CinCor. “The clinical biomarker activity of aldosterone and renin provide mechanistic insight into how baxdrostat achieves selective blood pressure lowering effects with no impact on cortisol. These findings further reinforce the robust blood pressure lowering capabilities in hypertensive patients on three or more medications, the well-tolerated profile supportive of long-term use and combinability with other agents, and the potential to treat the 10-12 million patients in the US alone with treatment-resistant hypertension.”

The BrigHtn trial was a Phase 2 randomized, double-blind, placebo-controlled, dose-ranging clinical trial designed to assess the safety and efficacy of baxdrostat in subjects who have not achieved their target blood pressure despite receiving three or more antihypertensive agents at their maximally tolerated doses, one of which must be a diuretic. The trial evaluated three active doses of baxdrostat (0.5 mg, 1.0 mg, and 2.0 mg) compared to placebo control in 275 patients randomized across all four dosing cohorts, with 248 patients completing. The primary endpoint of BrigHtn was the change in mean seated systolic blood pressure from randomization to trial end after 12 weeks of treatment.

About CinCor

CinCor, founded in 2018, is a clinical-stage biopharmaceutical company with a mission to bring innovation to the pharmaceutical treatment of cardio-renal diseases. Its lead asset, baxdrostat

Exhibit 99.2

(CIN-107), a highly selective, oral small molecule inhibitor of aldosterone synthase, is in clinical development for the treatment of hypertension and primary aldosteronism.

About Baxdrostat (CIN-107)

Baxdrostat is a highly selective, oral small molecule inhibitor of aldosterone synthase, the enzyme responsible for the synthesis of aldosterone in the adrenal gland, in development for patient populations with significant unmet medical needs, including treatment-resistant hypertension and primary aldosteronism. Hypertension, which is defined by the American College of Cardiology and the American Heart Association as resting blood pressure above 130/80 mm Hg, is generally acknowledged to be one of the most common preventable risk factors for premature death worldwide. Though often asymptomatic, hypertension significantly increases the risk of heart disease, stroke, and kidney disease, amongst other diseases. It is estimated that as much as 20% of the global population suffers from hypertension, including nearly one-half of the adult population in the U.S., or 116 million hypertensive patients.

Forward-Looking Statements

This press release contains certain forward-looking statements, including, but not limited to, statements related to CinCor’s business in general; the therapeutic potential of baxdrostat (CIN-107), including its potential to be an effective treatment for patients with treatment-resistant hypertension, uncontrolled hypertension and CKD, and the ability of baxdrostat to address multiple unmet needs in patients; the potential of baxdrostat to emerge as a new mechanism of action in the hypertension treatment paradigm; expectations with respect to potential market size; and other statements that are not historical facts. Because such statements are subject to risks and uncertainties, actual results may differ from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “expected,” “intends,” “plan,” “may”, “will,” “project”, “estimate”, “continue,” “advance” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on CinCor’s current plans, objectives, estimates, expectations and intentions, involve assumptions that may never materialize or may prove to be incorrect and inherently involve significant risks and uncertainties, including factors beyond CinCor’s control, that could cause actual results, performance, or achievement to differ materially and adversely from those anticipated or implied in the statements, including, without limitation, CinCor has incurred significant operating losses since its inception; CinCor has a limited operating history and no history of commercializing products; CinCor will require substantial additional funding to finance its operations; CinCor’s business is entirely dependent at this time on the success of one drug, baxdrostat; initial, interim, “top-line” and preliminary data from clinical trials announced or published from time to time may change; CinCor may not be successful in its efforts to expand its pipeline beyond baxdrostat; success in preclinical studies or earlier clinical trials may not be indicative of results in future clinical trials; enrollment and retention of patients in clinical trials could be delayed; CinCor relies and will rely on third parties to conduct, supervise and monitor existing clinical trials and potential future clinical trials; developments from the company’s competitors and the marketplace for the company’s products; and CinCor’s

Exhibit 99.2

business, operations and clinical development timelines and plans may be adversely affected by the evolving and ongoing COVID-19 pandemic, geopolitical events, including the ongoing military conflict between Russia and Ukraine and related sanctions against Russia, and macroeconomic conditions, including rising inflation and uncertain credit and financial markets, and matters related thereto; and other risks and uncertainties affecting the company, including those described under the caption “Risk Factors” and elsewhere in CinCor’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (SEC) on March 22, 2022, CinCor’s Quarterly Report on Form 10-Q for the three months ended September 30, 2022 filed with the SEC on November 3, 2022, and other filings and reports that CinCor may file from time to time with the SEC. Other risks and uncertainties of which CinCor is not currently aware may also affect the company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. CinCor undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts: Investors:
Michael W. Kalb Bob Yedid
CinCor Pharma, Inc. LifeSci Advisors
EVP and CFO ir@CinCor.com